Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Pono Capital Corp (the “Company”) on Form S-1 of our report dated April 23, 2021, except for Note 4 as to which the date is July 7, 2021; and Note 1 and Note 8 as to which the date is July 23, 2021, with respect to our audit of the Company’s financial statements as of and for the period from February 12, 2021 (inception) to March 31, 2021, which appears in this Registration Statement on Form S-1/A. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

New York, New York

July 29, 2021